                                                            Exhibit 99.1




Analyst contact:
Dennis E. McDaniel
Vice President, Investor Relations
513-603-2197
dennis.mcdaniel@ocas.com

Media contact:
Cindy L. Denney
Assistant Vice President, Corporate Communications
513-603-2074 (ofc.), 513-703-7372 (cell)
cindy.denney@ocas.com



For Immediate Release



                     OHIO CASUALTY CORPORATION REPORTS
                    FINANCIAL RESULTS FOR THIRD QUARTER


FAIRFIELD, OHIO, November 1, 2006  --- Ohio Casualty Corporation
(NASDAQ:OCAS) today announced the following results for its third quarter ended September 30, 2006, compared with the same period of the prior year:

  - Net income of $55.3 million, or $0.89 per diluted share, versus $55.5 million, or $0.85 per diluted share;
  -  All Lines combined ratio (GAAP) of 93.9% versus 99.5%; and
  - Operating income (A) of $47.8 million ($0.77 per diluted share) versus $32.7 million ($0.50 per diluted share).

Results for the nine months ended September 30, 2006, compared with the same period of the prior year:

  - Net income of $142.8 million, or $2.24 per diluted share, versus $135.4 million, or $2.02 per diluted share;
  -  All Lines combined ratio (GAAP) of 96.1% versus 96.9%; and
  - Operating income (A) of $122.7 million ($1.92 per diluted share) versus $103.6 million ($1.55 per diluted share).

President and Chief Executive Officer Dan Carmichael commented, "We are pleased to deliver strong operating results across all segments for the third quarter through a combination of disciplined underwriting, lower catastrophe losses, efficiency gains and the benefit of favorable loss frequency and prior accident year development trends. While we remain focused on profitable, disciplined underwriting, good opportunities for growth are harder to find in the increasingly competitive market, however, I am encouraged by the acceptance of our new technology applications and the increase in production of new business by our agents.

Last quarter's results support our positive outlook for our future, including our ability to maintain solid underwriting results in a softening market and creating more value for our shareholders. Rating agencies have expressed similar confidence in our company through their actions during the quarter. With Standard & Poor's upgrading its rating of us, now all four of the rating agencies that assess our financial strength have assigned investment grade ratings with Fitch subsequently upgrading their existing investment grade rating by one notch. Finally, the Board's decision in September to approve a second, $100 million share repurchase program reaffirms our commitment to maximize shareholder value as our overall financial strength continues to grow."

The major components of net income are summarized in the table below:

                                            Three Months                Nine Months
Summary Income Statement                    Ended Sept 30,             Ended Sept 30,
($ in millions, except share data)         2006        2005          2006         2005
----------------------------------         ----        ----          ----         ----
Premiums and finance charges earned      $356.3      $362.5      $1,069.5     $1,090.3
Investment income less expenses            51.3        51.4         154.1        148.4
Investment gains realized, net             11.4        22.4          30.9         36.2
                                         -------------------     ---------------------
  Total revenues                          419.0       436.3       1,254.5      1,274.9

Losses and benefits for policyholders     188.8       204.5         577.1        587.3
Loss adjustment expenses                   35.8        42.5         115.2        125.8
Underwriting expenses                     110.3       113.7         334.8        343.2
Corporate and other expenses                8.0         9.2          29.3         42.8
                                         -------------------     ---------------------
  Total expenses                          342.9       369.9       1,056.4      1,099.1

Income before income taxes                 76.1        66.4         198.1        175.8

Income tax expense/(benefit):
 On investment gains realized               3.9        (0.4)         10.8          4.4
 On all other income                       16.9        11.3          44.5         36.0
                                          ------------------       -------------------
  Total income tax expense                 20.8        10.9          55.3         40.4

Net income                                $55.3       $55.5        $142.8       $135.4
                                          ==================       ===================

Average shares outstanding
  - diluted                          62,441,227  65,656,774    63,868,978   68,012,120
Net income, per share - diluted           $0.89       $0.85         $2.24        $2.02


Net premiums written decreased 2.6% over the same quarter last year primarily as a result of lower in-force policy counts and rate reductions in Personal Lines. These decreases were partially offset by increased new business premium production in Personal and Commercial Lines, which is a positive reflection of the new marketing, sales and product initiatives launched this year to profitably grow the business.

Results for the third quarter included $13.7 million of favorable development in loss and loss adjustment expense reserves for prior accident years, compared with unfavorable development of $3.1 million in the third quarter of 2005. Reserve development was favorable for most product lines during the third quarter 2006 with the exception of a couple product lines, most notably workers' compensation, which experienced adverse development.

Consolidated pre-tax net investment income for the quarter remained relatively flat compared with the prior year. However, after giving consideration in both three and nine month periods ending September 30, 2005 of the $2.5 million of interest income related to federal income tax settlements with the Internal Revenue Service which was finalized during the third quarter of 2005, investment income increased 4.9% and 5.6%, respectively. The increase in investment income is a result of reduced investment related expenses, positive operating cash flows and an improvement in reinvestment yields resulting from the upward movement in interest rates compared with the prior year.

During the third quarter of 2005, settlements with the Internal Revenue Service for tax years 1996 through 2001 were favorably concluded. The result of these settlements was an increase to net income for the quarter and nine months ended September 30, 2005 of $16.8 million ($0.26 per share for the quarter and $0.25 per share for the nine-months). The effect on operating income, which excludes that portion of the settlement applicable to taxes on realized capital gains and losses, was an increase of $6.1 million, or $0.09 per share for both the third quarter and nine months ended September 30, 2005. The above-referenced items had the effect of lowering the overall effective income tax rate for the nine months ended September 30, 2005 by 6.6 points.

Book value per share increased $1.60, or 7.1% to $24.14 at September 30, 2006, compared to $22.54 at December 31, 2005.

During the third quarter of 2006, the Corporation repurchased 249,186 shares of its common stock at an average cost of $25.87. These repurchases complete the previous share repurchase program which was authorized by the Corporation's Board of Directors in the third quarter of 2005. Under this program, four million shares were repurchased at an average cost of $27.94. On September 28, 2006, the Board of Directors authorized another share repurchase program with the ability to repurchase up to $100 million of the Corporation's common stock. Purchases may be made in the open market or in privately negotiated transactions. As of October 31, 2006, the Corporation has repurchased 227,200 shares under the new share repurchase program at an average cost of $27.19.

On July 26, 2006, Standard and Poor's (S&P) announced that it had upgraded the senior unsecured debt rating of the Corporation to BBB- and the insurance financial strength rating of its operating subsidiaries to A-.
In this same action, S&P changed the outlook on ratings to stable. In addition, during the third quarter, Fitch, Inc. (Fitch) announced that it has upgraded our financial strength rating to A from A- and upgraded the Corporation's issuer default rating to BBB+ from BBB. At the same time, Fitch upgraded the outstanding debt rating to BBB from BBB- and changed the outlook from positive to stable.

For a more detailed discussion of the financial condition and the results of operations at September 30, 2006, please see the Quarterly Report on Form 10-Q for this period, filed with the Securities and Exchange
Commission (SEC).

Supplemental financial information for the third quarter ended September
30, 2006, including certain financial measures, is available on Ohio Casualty Corporation's website at www.ocas.com and was also filed on Form 8-K with the SEC. A discussion of the differences between statutory accounting principles and accounting principles generally accepted in the United States is included in Item 15 of the Ohio Casualty Corporation's Annual Report on Form 10-K for the year ended December 31, 2005.

Investors are advised to read the safe harbor statement at the end of this release.

Conference Call
Ohio Casualty Corporation will conduct a teleconference call to discuss information included in this news release and related matters at 10:00 a.m. EST on Thursday, November 2, 2006. The call is being webcast by Vcall and can be accessed directly through Ohio Casualty Corporation's website www.ocas.com and Vcall's Investor Calendar website www.investorcalendar.com. The webcast will be available for replay through February 3, 2007. To listen to call playback by telephone, dial 1-800-642-1687, then enter ID code 7349656. Call playback begins at 1 p.m. EST on November 2, 2006 and extends through 11:59 p.m. on November 4, 2006.

Quiet Period
Ohio Casualty Corporation observes a quiet period and will not comment on financial results or expectations during quiet periods. The quiet period for the fourth quarter will start January 1, 2007 extending through the time of the earnings conference call, tentatively scheduled for February 8, 2007.

Corporate Profile
Ohio Casualty Corporation is the holding company of The Ohio Casualty Insurance Company, which is one of six property-casualty insurance companies that make up Ohio Casualty Group, collectively referred to as Consolidated Corporation. The Ohio Casualty Insurance Company was founded in 1919 and is licensed in 49 states. Ohio Casualty Group is ranked 50th among U.S. property/casualty insurance groups based on net premiums written (Best's Review, July 2006). The Group's member companies write auto, home and business insurance. Ohio Casualty Corporation trades on the NASDAQ Stock Market under the symbol OCAS and had assets of approximately $5.8 billion as of September 30, 2006.

Safe Harbor Statement
Ohio Casualty Corporation publishes forward-looking statements relating to such matters as anticipated financial performance, business prospects and plans, regulatory developments and similar matters. The statements contained in this news release that are not historical information, are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The operations, performance and development of the Consolidated Corporation's business are subject to risks and uncertainties, which may cause actual results to differ materially from those contained in or supported by the forward-looking statements in this release. The risks and uncertainties that may affect the operations, performance, development and results of the Consolidated Corporation's business include the following: changes in property and casualty reserves; catastrophe losses; premium and investment growth; product pricing environment; availability of credit; changes in government regulation; performance of financial markets; fluctuations in interest rates; availability and pricing of reinsurance; litigation and administrative proceedings; rating agency actions; acts of war and terrorist activities; ability to appoint and/or retain agents; ability to achieve targeted expense savings; ability to achieve premium targets and profitability goals; and general economic and market conditions.

Ohio Casualty Corporation undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events. Investors are also advised to consult any further disclosures made on related subjects in Ohio Casualty Corporation's reports filed with the SEC or in subsequent press releases.

(A) Reconciliation of Non-GAAP Financial Measures to GAAP Financial
Measures

Reconciliation of Net Income to Operating Income
Management of the Consolidated Corporation believes the significant volatility of realized investment gains and losses limits the usefulness of net income as a measure of current operating performance. Accordingly, management uses the non-GAAP financial measure of operating income to further evaluate current operating performance. Operating income, both in dollar amounts and per share amounts, are reconciled to net income and net income per share in the table below:

                                        Three Months        Nine Months
                                        Ended Sept 30,     Ended Sept 30,
($ in millions,except per share data)    2006    2005      2006     2005
-------------------------------------    ----    ----      ----     ----
Operating income                        $47.8   $32.7    $122.7   $103.6
After-tax net realized gains              7.5    22.8      20.1     31.8
                                        -----   -----    ------   ------
Net income                              $55.3   $55.5    $142.8   $135.4
                                        =====   =====    ======   ======

Operating income
   per share - diluted                  $0.77   $0.50     $1.92    $1.55
After-tax net realized gains per
   share - diluted                       0.12    0.35      0.32     0.47
                                        -----   -----    ------   ------
Net income per share - diluted          $0.89   $0.85     $2.24    $2.02
                                        =====   =====    ======   ======

As noted above, results for the third quarter and nine months ended September 30, 2005, include the effect of settlements with the Internal Revenue Service related to tax years 1996 through 2001. The settlements increased net income by $16.8 million ($0.26 per share for the third quarter, $0.25 per share for the nine months), and operating income by $6.1 million, or $0.09 per share for quarter and nine months.

Reconciliation of Net Income Return on Equity to Operating Income Return on
Equity
Operating income return on equity is a ratio management calculates using non-GAAP financial measures. It is calculated by dividing the annualized consolidated operating income (see calculation below) for the most recent quarter by the adjusted average shareholders' equity for the quarter using a simple average of beginning and ending balances for the quarter, excluding from equity after-tax unrealized investment gains and losses. This ratio provides management with an additional measure to evaluate the results excluding the unrealized changes in the valuation of the investment portfolio that can fluctuate between periods. The following table reconciles operating income return on equity to net income return on equity, the most directly comparable GAAP measure:

                                             Three Months              Nine Months
                                             Ended Sept 30,           Ended Sept 30,
($ in millions)                             2006        2005         2006        2005
---------------                             ----        ----         ----        ----
Net income                               $   55.3    $   55.5     $  142.8    $  135.4
Average shareholders' equity              1,426.4     1,401.6      1,452.1     1,343.8
Return on equity based on
 annualized net income                      15.5%       15.8%        13.1%       13.4%
                                            =====       =====        =====       =====

Operating income                         $   47.8    $   32.7     $  122.7    $  103.6
Adjusted average shareholders' equity     1,264.7     1,149.4      1,254.5     1,089.3
Return on equity based on
 annualized operating income                15.1%       11.4%        13.0%       12.7%
                                            =====       =====        =====       =====

Average shareholders' equity             $1,426.4    $1,401.6     $1,452.1    $1,343.8
Average unrealized gains                    161.7       252.2        197.6       254.5
                                         --------    --------     --------    --------
Adjusted average shareholders'
 equity                                  $1,264.7    $1,149.4     $1,254.5    $1,089.3
                                         ========    ========     ========    ========